Exhibit 99.1

BBX Capital, Inc. Announces Intention to Commence a Cash Tender Offer for Shares of its Class A Common Stock

FORT LAUDERDALE, Florida – May 24, 2021 – BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) (“BBX Capital”) announced today that it intends to commence a cash tender offer to purchase up to 4,000,000 shares of its Class A Common Stock at a purchase price of $6.75 per share. The closing price of BBX Capital’s Class A Common Stock on May 21, 2021, the last trading day prior to today’s announcement, was $6.17 per share. The shares proposed to be purchased in the tender offer represent approximately 26.6% of the total number of outstanding shares of BBX Capital’s Class A Common Stock and the total purchase price for the shares would be $27 million. If the tender offer is commenced and completed and more than 4,000,000 shares are tendered in the tender offer, then, subject to the terms and conditions of the tender offer, BBX Capital will purchase shares from shareholders who properly tender shares on a pro rata basis based on the aggregate number of shares tendered.

The terms and conditions of the tender offer will be described in an offer to purchase and related letter of transmittal that will be mailed to BBX Capital’s shareholders shortly after commencement of the tender offer. The tender offer will be subject to certain conditions described in the offer to purchase. BBX Capital currently anticipates commencing the tender offer within five business days. The tender offer will be held open for at least twenty business days following its commencement. To be valid, tenders of shares must be made prior to the expiration of the tender offer period and otherwise in accordance with the instructions for tendering shares to be set forth in the offer to purchase and related letter of transmittal.

None of BBX Capital, its Board of Directors, the Information Agent for the tender offer, or the Depositary for the tender offer will make any recommendation to shareholders as to whether to tender or refrain from tendering their shares in the tender offer. Shareholders must make their own decision as to how many shares they will tender, if any.

Important Information About the Tender Offer

BBX Capital has not yet commenced the tender offer referred to in this press release. This press release does not constitute an offer to buy or solicitation of an offer to sell any securities. This press release is for informational purposes only. The offer to purchase the shares of BBX Capital’s Class A Common Stock and the solicitation of the shares will be made only pursuant to the offer to purchase and related letter of transmittal, which are expected to be mailed to BBX Capital’s shareholders shortly after commencement of the tender offer. BBX Capital’s shareholders should read those materials and the documents incorporated therein by reference carefully when they become available because they will contain important information, including the various terms and conditions of the tender offer. If the tender offer is commenced, BBX Capital will also file a Tender Offer Statement on Schedule TO (the “Tender Offer Statement”) with the Securities and Exchange Commission (the “SEC”), which will include as exhibits, among other things, the offer to purchase, letter of transmittal, and related tender offer materials. The Tender Offer Statement, including the offer to purchase, letter of transmittal, and related tender offer materials, will be available to BBX Capital’s shareholders at no charge on the SEC’s website at www.sec.gov and on BBX Capital’s website at www.BBXCapital.com. BBX Capital’s other public filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, are also available free of charge on the SEC’s website at www.sec.gov and on BBX Capital’s website at www.BBXCapital.com. When available, BBX Capital’s shareholders may also obtain the offer to purchase, letter of transmittal, and other related materials in connection with the tender offer by contacting Laurel Hill Advisory Group, LLC, the Information Agent for the tender offer, toll-free at (888) 742-1305. BBX Capital’s shareholders are urged to carefully read these materials prior to making any decision with respect to the tender offer.

About BBX Capital, Inc.: BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) is a Florida-based diversified holding company whose principal holdings include BBX Capital Real Estate, BBX Sweet Holdings, and Renin. For additional information, please visit www.BBXCapital.com.

BBX Capital, Inc. Contact Info:

Investor Relations Contact:

Leo Hinkley, Managing Director, Investor Relations Officer

954-940-5300, Email: LHinkley@BBXCapital.com

Media Relations Contact:

Kip Hunter, Kip Hunter Marketing

954-303-5551, Email: kip@kiphuntermarketing.com

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This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The forward-looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. Risks and uncertainties include, but are not limited to, those relating to the contemplated tender offer described in this press release, including uncertainty about the timing of the tender offer, that, if the tender offer is commenced, the conditions to closing the tender offer may not be satisfied or, to the extent permitted by applicable law, may be waived by BBX Capital’s Board of Directors in its sole discretion, uncertainties as to the amount of shares that will be tendered and purchased in the tender offer, and risks relating to the market price and liquidity of BBX Capital’s Class A Common Stock. Reference is also made to the risks and uncertainties relating to the business, operations, affairs, results, and financial condition of BBX Capital and its subsidiaries detailed in reports filed by BBX Capital with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2020 (including the “Risk Factors” section thereof) and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which may be viewed on the SEC’s website at www.sec.gov. BBX Capital cautions that the foregoing factors are not exclusive. Readers should not place undue reliance on any forward-looking statement, which speaks only as of the date made. In addition, past performance may not be indicative of future results.